Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADURO BIOTECH, INC.

Aduro Biotech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

A.    The name of this company is Aduro Biotech, Inc., and the original certificate of incorporation of the company was filed with the Secretary of State of the State of Delaware on May 5, 2011.

B.    The amendment to the Amended and Restated Certificate of Incorporation of the Company herein certified was duly adopted by the Company’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

C.     Article IV.A of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:

“This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 310,000,000 shares. 300,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001). Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware, a one-for-five reverse stock split of the Company’s Common Stock (as defined below) shall become effective, pursuant to which each five shares of Common Stock outstanding and held of record by each stockholder of the Company (including treasury shares) immediately prior to the filing of this Certificate of Amendment shall be reclassified and reconstituted into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the filing of this Certificate of Amendment (such reclassification and reconstitution of shares, the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock (as defined below) following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the filing of this Certificate of Amendment of a certificate (or book-entry position) which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the filing of this Certificate of Amendment, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price of the Common Stock as reported on The Nasdaq Stock Market on the date of filing of this Certificate of Amendment.

Each stock certificate or book-entry position that, immediately prior to the filing of this Certificate of Amendment, represented shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment shall, from and after the filing of this Certificate of Amendment, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the filing of this Certificate of Amendment into which the shares formerly represented by such certificate or book-entry position have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the filing of this Certificate of Amendment); provided, however, that each person of record holding a certificate (or book-entry position) that represented shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment shall receive, upon surrender of such certificate, a new certificate (or book-entry position) evidencing and representing the number of whole shares of Common Stock after the filing of this Certificate of Amendment into which the shares of Common Stock formerly represented by such certificate (or book-entry position) shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment formerly represented by certificates (or book-entry position) that the holder is at the time surrendering for a new certificate (or book-entry position) evidencing and representing the number of whole shares of Common Stock after the filing of this Certificate of Amendment No. 1 and (ii) the aggregate number of shares of Common Stock after the filing of this Certificate of Amendment into which the shares of Common Stock formerly represented by such certificates (or book-entry position) shall have been reclassified. For the foregoing purposes, all shares of Common Stock held by a holder shall be aggregated (thus resulting in no more than one fractional share per holder).”

D.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

*****

IN WITNESS WHEREOF, Aduro Biotech, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 1st day of October, 2020.

ADURO BIOTECH, INC.

By:	/s/ Stephen T. Isaacs
Name:	Stephen T. Isaacs
Title:	Chairman and Chief Executive Officer